Exhibit 4.6

LEASE EXTENSION

THIS LEASE EXTENSION ENTERED INTO AS OF THIS 14 DAY OF JANUARY, 2011 BY ZOHAR ZISAPEL PROPERTIES, INC. AND YEHUDA ZISAPEL PROPERTIES, INC., both New Jersey corporations (“Lessor”), with offices located at 900 Corporate Drive, Mahwah, New Jersey, 07430 and RADCOM Equipment, Inc. (“Lessee”), with offices located at 6 Forest Avenue, Paramus, New Jersey, 07652.

WITNESSETH:

WHEREAS, Lessor and Lessee entered into a Lease Agreement dated January 15, 2001, covering approximately 8,946 square feet of office space in Premises located at 6 Forest Avenue, Paramus, New Jersey (the “Lease Agreement”); and

WHEREAS, the parties entered into an Extension and Modification of Lease dated October 14, 2005 extending the Lease Agreement for an additional Five (5) year term commencing January 15, 2006 and expiring January 14, 2011; and agreeing to reduce the Demised Premises from 8,946 gross rentable square feet to 6,131 gross rentable square feet (the “Lease Extension”); and

WHEREAS, the parties entered into a Modification of Lease and Release Agreement dated as of September 15, 2010 providing that Lessee vacate 1,527 gross rentable square feet of office space and be released from the terms of the Lease Agreement and Lease Extension as to such vacated office space (the “Modification of Lease”); and

WHEREAS, the parties desire to extend the Modification of Lease for an additional term commencing on January 15, 2011 and expiring December 31, 2012, under the terms hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1.          The Modification of Lease is hereby extended for an additional term commencing on January 15, 2011 and expiring December 31, 2012 (the “Renewal Term”).

2.          During the Renewal Term hereof, Lessee shall pay to Lessor for the Demised Premises, Annual Base Rent at the rate of $17.50 per gross rentable square foot, which is $80,570.00 per annum and $6,714.17 per month. Rent for any period during the Renewal Term hereof which is for less than one month shall be a pro-rata portion of the monthly installment.

3.          During the Renewal Term, the base year for computing Base Period Costs shall be calendar 2010.

4.          During the Renewal Term, the Electric Energy Charge shall remain $1.50 per gross rentable square foot of the Premises.

5.          Lessor shall provide no improvements to the Demised Premises. Any improvements which are made shall be subject to Lessor’s prior written approval and shall be at Lessee’s sole cost and expense.

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6.     Paragraph 18 of the Preamble of the Lease Agreement is amended to read:

(1)	Lessor:	Zisapel Properties
900 Corporate Drive
Mahwah, New Jersey 07430
		ATTN:	Paul Sweeney
Vice President

		Cc:	Colliers International NJLLC
119 Cherry Hill Road
Parsippany, NJ 07054

Donald W. Reeder, Esq.
112 Franklin Turnpike
Suite 200
Waldwick, NJ 07463

(2)	Lessee:	RADCOM Equipment, Inc.
6 Forest Avenue
Paramus, NJ 07652
Attn: David Judge, Director of Finance

(3)	Checks payable to:	Zisapel Properties

	Mail payments to:	Colliers International NJLLC
380 Madison Avenue - Third Floor
New York, NY 10017

7.           The parties represent each to the other that no broker has negotiated in bringing about this Lease Extension. Each of the parties agrees to indemnify the other and hold it harmless from any and all claims of other brokers and expenses in connection therewith, arising out of or in connection with any claim by one party against the other that the aforesaid statement(s) is untrue.

8.           Lessee is hereby granted one (1) option to renew this Lease (“Additional Renewal Term”) upon the following terms and conditions:

a.           At the time of the exercise of the option to renew and at the time of the said renewal, the Lessee shall not be in default in accordance with the terms and provisions of the Lease Agreement, and shall be in possession of the Premises pursuant to this Lease.

b.           Notice of the exercise of the option shall be sent to the Lessor in writing at least nine (9) months before the expiration of the Renewal Term.

c.           The Additional Renewal Term shall be for the term of two (2) years, to commence at the expiration of the Renewal Term, and all of the terms and conditions of the Lease Agreement, other than the Fixed Basic Rent and Additional Rent, shall apply during the Additional Renewal Term.

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d.           The annual Basic Rent to be paid during the Additional Renewal Term shall not be less than that paid for the Premises during the last year of the Renewal Term. However, if the fair rental value per square foot at the commencement of the Additional Renewal Term shall exceed the rent as established in the preceding sentence, the Lessee shall pay such fair rental value. In determining the fair rental value, the Lessor shall notify Lessee of the fair rental value as established by Lessor. Should Lessee dispute Lessor’s determination, then the Lessee shall be free to, at the Lessee’s sole cost and expense, employ, the services of an appraiser familiar with office buildings located within the Paramus; New Jersey area comparable to the Building, who shall be a member of MAI and who shall render an appraisal. If the Lessor and the Lessee’s appraiser cannot agree on the fair rental value, or in such case on an independent appraiser acceptable to both, either party may request the local office of the American Arbitration Association to appoint such independent appraiser who shall be a member of MAI familiar with office buildings in the area of the Building and in such event the judgement of a majority of the two appraisers and Lessor shall be final and binding upon the parties. The parties shall share equally in the cost of any such independent appraiser. Pending resolution of the issue of fair rental value, the Lessee shall pay the Lessor as of commencement of the Additional Renewal Term, the Basic Rent as established by Lessor, subject to retroactive adjustment upon final determination of this issue.

9.           All capitalized words and terms in this Lease Extension shall have the same meaning as defined in the Lease Agreement, the Lease Extension and the Modification of Lease. Except for the foregoing terms, conditions and amendments, this Lease Extension shall be on the same terms, conditions and provisions of the Lease Agreement, the Lease Extension and the Modification of Lease executed on September 15, 2010, now in effect and which are incorporated herein by reference thereto as if set forth herein at length.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

LESSOR:	LESSEE:

Zohar Zisapel Properties, Inc.	RADCOM Equipment, Inc.

Paul Sweeney, Vice President	David Judge, Director of Finance

Yehuda Zisapel Properties, Inc.

Paul Sweeney, Vice President	DUDI RIPSTEIN

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MODIFICATION OF LEASE AND RELEASE AGREEMENT

THIS MODIFICATION OF LEASE AND RELEASE AGREEMENT ENTERED INTO AS OF THIS 15th DAY OF September, 2010 BY ZOHAR ZISAPEL PROPERTIES, INC. AND YEHUDA ZISAPEL PROPERTIES, INC., both New Jersey corporations (“Landlord”), with offices located at 900 Corporate Drive, Mahwah, New Jersey, 07430 and RADCOM Equipment, Inc. (“Tenant”), with offices located at 6 Forest Avenue, Paramus, New Jersey, 07652.

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a Lease Agreement dated January 15, 2001, covering approximately 8,946 square feet of office space in Premises located at 6 Forest Avenue, Paramus, New Jersey (the “Lease Agreement”); and

WHEREAS, the parties entered into an Extension and Modification of Lease dated October 14, 2005 extending the Lease Agreement for an additional Five (5) year term commencing January 15, 2006 and expiring January 14, 2011; and agreeing to reduce the Demised Premises from 8,946 gross rentable square feet to 6,131 gross rentable square feet (the “Lease Extension”); and

WHEREAS, the parties desire to have Tenant vacate 1,527 gross rentable square feet of office space and be released from the terms of the Lease Agreement and Lease Extension as to such vacated office space, all under the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1.          The parties understand and agree that Tenant has vacated the approximately 1,527 gross rentable square feet of the Premises set forth on Exhibit A hereto (the “Vacated Space”). A new lease for the Vacated Space has been entered into by Dr. Pat Biondi as Tenant.

2.          Subject to all of the terms and conditions set forth herein, the Landlord discharges the liability of the Tenant as of September 15, 2010, including from all liability in respect of the rent reserved by and the covenants, conditions and stipulations contained in the Lease Agreement and Lease Extension in so far as it relates to the Vacated Space, and all actions, proceedings, claims and demands in respect of any breach, whether present or future, of any such covenants, conditions and stipulations with respect to the Vacated Space.

3.          The Demised Premises or Premises as defined in paragraph 7 of the Preamble to the Lease Agreement is amended to reflect that the Tenant is leasing a total of 4,604 gross rentable square feet on the First Floor in the building known as 6 Forest Avenue, Paramus, New Jersey, as shown on Exhibit B attached hereto, which includes an allocable share of the Common Facilities as defined on Article 41 (a).

4.          The Term of the Lease Agreement shall remain with an Expiration Date of January 14, 2011.

5.          The Annual Base Rent shall remain at the rate of $15.72 per gross rentable square foot, which is $6,031.24 per month. Rent for any period during the remaining Term hereof which is for less than one month shall be a pro-rata portion of the monthly installment.

6.          Paragraph 13 of the Preamble to the Lease Agreement shall be amended to be 18 parking spaces.

7.          The percentage as set forth in Paragraph 12 of the Preamble to the Lease Agreement shall be amended to be 16.315%.

8.          The parties represent each to the other that no broker has negotiated in bringing about this Lease Extension. Each of the parties agrees to indemnify the other and hold it harmless from any and all claims of other brokers and expenses in connection therewith, arising out of or in connection with any claim by one party against the other that the aforesaid statement(s) is untrue.

9.          Paragraph 18 of the Preamble of the Lease Agreement is amended to read:

(1) Landlord:	Zisapel Properties
900 Corporate Drive
Mahwah, New Jersey 07430
Attn: Paul Sweeney, Vice-President

cc:	First Service Williams
119 Cherry Hill Road
Parsippany, NJ 07054

Donald W. Reeder, Esq.
112 Franklin Turnpike, Suite 200
Waldwick, NJ 07463

(2) Tenant:	RADCOM Equipment, Inc.
6 Forest Avenue
Paramus, NJ 07652
Attn: David Judge, Director of Finance

(3) Checks Payable to:	Zisapel Properties Co.

Mail Payments to:	First Service Williams
380 Madison Avenue - Third Floor
New York, NY 10017

10.        Except for the foregoing terms, conditions and amendments, the Modification of Lease and Release Agreement shall be on the same terms, covenants and provisions of the Lease Agreement and Lease Extension now in effect and which are incorporated herein by referenced thereto as if set forth herein at length. All defined terms in the Lease Agreement and Lease Extension shall have the same meaning in this Modification of Lease and Release Agreement as though set forth herein in full.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

LANDLORD:	TENANT:

Zohar Zisapel Properties, Inc.	RADCOM Equipment, Inc.

9/15/10
Paul Sweeney, Vice President / Date	David Judge, Director of Finance / Date

Yehuda Zisapel Properties, Inc.

Paul Sweeney, Vice President / Date

Zisapel Properties Company
900 Corporate Drive
Mahwah, NJ 07430

April 28, 2005

David Judge
Radcom Equipment, Inc.
6 Forest Avenue
Paramus, New Jersey 07652

Dear David,

Thank you for interest in renewing your lease at 6 Forest Avenue. Please consider this letter as our formal offer as to the terms and conditions for your renewal.

Term:	- Five (5) years - January 15, 2006 to January 14, 2011
Space:	- 6,131 square feet - space currently occupied (subject to architectural verification)
Rent:	- $15.72 per square foot (unchanged from current lease)
Yearly rate -$96,379.32
Monthly rate - $8,031.61
Tenant
Electric:	- $1.50 per square foot (subject to an energy survey of actual usage)
Lessee’s
Percentage:	- 21.726% of building expenses above base year of 2000 (reflects reduced percentage of building occupied by Radcom - approximately $0.40 per square foot in 2004)
Broker:	- None
Parking:	- 25 spaces
Fit up:	- Painting & 50% of carpeting

All other terms and conditions remain unchanged from your current lease.

We thank you for your continued interest in staying at 6 Forest Avenue and look forward to your final approval of our offer.

Sincerely,	Agreed to by RADCOM Equipment, Inc

Paul L. Sweeney	David Judge
Vice President	Director, Finance	Date: Sept 15, 2005